Houston American Energy Corp. Announces

Management Changes

HOUSTON, TX, June 7, 2018 – Houston American Energy Corp. (NYSE American: HUSA) today announced certain management changes.

After careful consideration, the board of directors of Houston American determined not to renew the position of John Boylan as Chairman, President and CEO of the Company, terminating Mr. Boylan’s service in those positions effective immediately.

Houston American will immediately commence a search for Mr. Boylan’s replacement. Pending hiring a replacement, Steve Hartzell, a long-time director and lead independent director, has assumed the role of Chairman on a temporary basis and James Schoonover, a major investor in Houston American and April 2018 addition to the board, has assumed the role of interim CEO.

Mr. Hartzell stated, “After considering the recent slow pace of prospect generation, drilling and development and our low valuation, our board determined that a change of leadership was necessary. Our board believes that attractive opportunities remain available and that a leader with strong upstream oil and gas industry experience and access to deal flow will allow Houston American to tap attractive opportunities and develop and execute a coherent drilling and development strategy. Our goal is simple – to put the company back on a growth path to achieve sustainable and growing production, reserves, revenues, profitability and cash flow. We continue to hold valuable Permian Basin assets with existing production and an inventory of drilling prospects while retaining a debt-free balance sheet and access to public capital markets. We believe that these characteristics position the company to achieve our growth objectives and will allow us to attract new leadership with the necessary industry experience to develop and execute a sustainable growth strategy. We are appreciative of Mr. Boylan’s contributions to Houston American and wish him well in his future endeavors.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the ability to attract and retain management personnel, to access additional opportunities and to achieve growth in revenue, reserves, production, profitability and cash flow. Those statements, and Houston American Energy Corp., are subject to a number of risks, including risks relating to our ability to fund our share of acquisition, drilling and development costs, our dependence on the operator with respect to timing of drilling, costs and ultimate drilling results and other risks common to oil and gas drilling operations. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.